 Exhibit 10.25

April 17, 2015

(BY E-MAIL)

Mr. Vicente Reynal

Dear Vicente,

This letter confirms my offer to you to join Gardner Denver, Inc. (“GDI”) as the Chief Executive Officer of the Industrials Group, reporting directly to the Chief Executive Officer of GDI.

This offer is contingent upon successful completion of a background check and pre-employment drug screening with acceptable results. Our Corporate Human Resources Department will contact you to arrange the drug screening.

The terms of GDI’s offer include the following:

1.	Duties: While employed hereunder, you will perform such duties as are assigned to you in your capacity as Chief Executive Officer of the Industrials Group of GDI by the Chief Executive Officer of GDI, devoting your full business time and attention to the business and affairs of GDI.

2.	Start Date: Your employment with GDI will commence May 4, 2015 (the “Start Date”).

3.	Location: This position is initially based in Simmern, Germany (the “Expat Period”), subject to such business travel as may be reasonably required to perform your duties with GDI. During the Expat Period, GDI will provide you with a corporate apartment in Simmern, Germany or the surrounding area. Following the Expat Period, your work location will be relocated to Milwaukee, Wisconsin or other such U.S. location as mutually agreed by you and GDI.

4.	Salary: While employed hereunder, your annual base salary will be $500,000.00, paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time time).

5.	Sign-On Bonus: On the six month anniversary of the Start Date, you will be paid a lump sum cash bonus equal to $300,000.00, so long as you remain employed in good standing with GDI at such time.

6.	Management Incentive Plan Bonus Program: Beginning with GDI’s 2015 fiscal year and for each fiscal year you are employed hereunder, you will be eligible to participate in the Gardner Denver, Inc. Management Incentive Plan annual bonus program (the “MIP”). Your target annual incentive opportunity under the MIP for each fiscal year will be 100% of your annual base salary as in effect for the given fiscal year (the “Target Bonus”). Your actual annual cash incentive award may over- or under-earn your target annual incentive opportunity, depending on GDI’s performance against its goals. Your annual bonus in respect of GDI’s 2015 year (the “2015 Bonus”) will be based on GDI’s actual performance during such year, prorated based on the period of time during which you were employed by GDI in 2015; provided, that the 2015 Bonus will be at least equal to the Target Bonus, prorated based on the period of time during which you were employed by GDI in 2015.

Vicente Reynal

April 17, 2015

The specific performance objectives and measures for your annual incentive opportunity will be defined and reviewed for each fiscal year and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

7.	Investment in Parent Holding Company; Long-Term Incentive Program: See attached Addendum A for details regarding your opportunity to invest in, and receive a long-term incentive award in respect of, the common stock of Renaissance Parent Corp., our parent holding company.

8.	Retirement Plans: While employed hereunder, you will be eligible to participate in GDI’s retirement savings plans, based on the then current company policy.

9.	Health and Welfare Insurance Coverage: While employed hereunder, you also will be eligible for other benefits coverage, including medical, dental, and life insurance and disability along with a comprehensive wellness program for your health & well-being. A brief summary of these benefit programs as currently in effect will be provided to you. The Gardner Denver benefits plan coverage year begins on April 1st and ends on March 31st of each calendar year. GDI shall, if you elect to receive health insurance continuation coverage under COBRA from your previous employer, reimburse you for the cost of such health insurance continuation coverage premiums that you procure during the period beginning on your termination of employment from your previous employer and the date that you are eligible to enroll in the GDI health plans (which eligibility will occur on or shortly following your Start Date).

10.	Expatriate Benefits: During the Expat Period, you will be entitled to receive expatriate benefits that are substantially similar to the benefits described on Schedule I hereto (the “Expat Benefits”), in each case, to the extent such benefits are available through GDI’s existing benefit plans and policies. To the extent that GDI does not maintain or provide any such benefits under its existing plans or policies, in lieu of adopting a new plan or policy, GDI may elect to provide you with a cash payment in an amount substantially equivalent to the cost of such benefit.

11.	Tax Equalization: During the Expat Period, you will be entitled to tax equalization on your cash compensation and Expat Benefits, based on U.S. federal and state rates applicable assuming you were a resident of Milwaukee, Wisconsin; provided, that the annual cost to GDI of such tax equalization shall not exceed $275,000.

Vicente Reynal

April 17, 2015

12.	Severance Arrangements: If GDI terminates your employment without Cause or you terminate your employment for Good Reason (each as defined in the management equity agreements referenced in Addendum A hereto), and subject to your continued compliance with the restrictive covenants (as provided in the management equity agreements), GDI will:

a.	provide you with continued payment over a 12-month period (the “Severance Period”) of the sum of (x) your annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of the GDI fiscal year preceding the fiscal year in which the termination date occurs (but if such date occurs in the first fiscal year of your employment, such amount will equal the Target Bonus), payable in substantially equal monthly installments over the Severance Period (the “Severance Payment”); and

b.	so long as you timely elect to continue to participate in GDI’s health insurance plan under COBRA, provide you with continued coverage under GDI’s health insurance plan on the same basis as actively employed employees of GDI for the 12 months following the date your employment terminates (or, if earlier, through the date you become employed by another employer and eligible for health insurance coverage at such employer) (such provision of coverage, the “Benefit Continuation”).

Receipt of the above severance payments and benefits is contingent on your execution (without revocation) of a waiver and release agreement in a form customarily used by GDI; in the event that commencement of payment of the Severance Payment could begin in one of two calendar years, depending upon GDI’s receipt of such executed waiver, payment of the Severance Payment will begin in the second calendar year, in compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

c.	Upon any termination of your employment, you will receive, by no later than they second payroll date following your termination date, any unpaid payments of base salary previously earned but unpaid through such date, and other payments and benefits under applicable employee benefit plans or programs to which you are entitled pursuant to the terms of such plans or programs.

13.	Miscellaneous: GDI shall be entitled to withhold from the payment of any compensation and provision of any benefit under this offer letter such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes. This offer letter and any dispute hereunder shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. Any controversy or claim arising out of or relating to this offer letter that cannot be resolved by you and GDI shall be submitted to a single arbitrator who shall be a retired judge with substantial experience in arbitrating executive compensation disputes, in accordance with the dispute resolution provisions of the GDI Executive Severance Policy.

14.	Other Conditions: This offer of employment, and your continued employment hereunder, is further conditioned upon your signed agreement to, and ongoing compliance with, any code of conduct, business ethics and proprietary information agreements customarily required to be signed by new employees of GDI.

Vicente Reynal

April 17, 2015

By signing and accepting this offer of employment, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, GDI as its employee; (ii) you have not and shall not bring onto company premises, or use in the course of your employment with GDI, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this offer letter. You further agree to keep this offer, its terms and any confidential or proprietary information of GDI, its parent holding company or any of their affiliates that you may acquire during the process of receiving and negotiating this offer, confidential.

[Signatures on next page.]

Vicente Reynal

April 17, 2015

Vicente, I am very excited about the prospect of your acceptance of this offer to become a part of the Gardner Denver corporate team. I am confident you can make a positive contribution to our goal of growing the Company into a more profitable organization.

Please acknowledge your acceptance of this offer and your agreement to the terms and conditions of this letter, under which you will be employed with GDI, by signing and dating this letter on the space provided below and emailing a PDF back to me.

Sincerely,

/s/ Peter Stavros____

Peter Stavros

Director

Gardner Denver, Inc.

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Vincente Reynal
Vicente Reynal

4-17-15
Date

Summary of Executive’s Expatriate Benefits

Benefit	Description
Cash Benefit:	COLA: $26,000 per year Housing Allowance: €5,000 per month
School Expenses:	Employer payment or reimbursement for tuition of dependent children to international school.
School Transportation:	Employer payment or reimbursement for school-sponsored transportation of dependent children to international school (approximately EUR 1,800 per dependent child).
Taxes:	Reimbursement for expenses related to tax preparation performed by Deloitte or other similar tax preparation firm.
Company Car:	Per GDI policy, with a car provided to be a similar class of vehicle to a BMW Gran Turismo.
Storage:	Reimbursement for expenses incurred for storage of household goods in the U.S. while abroad.
Travel Expenses:	Reimbursement for business class travel to U.S. or comparable location for Executive and his immediate family once per year.

PRIVILEGED & CONFIDENTIAL	April __, 2015

ADDENDUM A—VICENTE REYNAL

Equity Target

Long-Term Incentive Program:

Investment: It is expected that Executive will, subject to satisfaction of applicable securities laws requirements, invest a minimum of $2,000,000 into the common stock of Renaissance Parent Corp. (“Holdings”).

Long-Term Incentive Program: A long term incentive plan (“LTI Plan”) has been established to give members of management at Gardner Denver, Inc. (“GDI”) the opportunity to share in the value appreciation of GDI. Though the grant of 1,432,188 options in Holdings with a strike price at then-current fair market value of Holdings’ shares, the intended goal of this LTI Plan is to provide the Executive with the opportunity (although not the guarantee) to earn pre-tax proceeds (net of the strike price) in respect of such value appreciation of up to and potentially more than USD $15 million.[1]

The LTI Plan grants to Executive are in the form of options to purchase shares of Holdings stock, 50% of which are subject to time vesting and 50% are subject to performance vesting. The time vesting options vest 25% each year on the last day of each of Holdings’ fiscal years from 2015 through 2018. The performance vesting options vest 25% per year as of the last day of each of Holdings’ fiscal years from 2015 through 2018 provided the GDI achieves annual EBITDA targets; provided, however, that the 2015 performance vesting options will be treated as time vesting options such that the 2015 performance vesting options will vest subject only to Executive’s continued employment through the last day of the 2015 fiscal year.

Any options and Holdings stock Executive acquires are subject to the LTI Plan terms and other terms contained in management equity agreements with Holdings and the Investors. These terms include, generally, transfer restrictions, company call rights, tagalong and dragalong rights, and restrictive covenants (including covenants not to disclose confidential information at any time, and while employed and for certain post-employment periods, not to solicit employees or customers and not to compete with the business of GDI).

[1]	Assuming a certain exit value is achieved in 2018. Details of a corresponding financial forecast and exit multiple assumption will be presented separately. Actual value appreciation could be lesser or greater than amount stated above, depending upon performance of GDI and market factors.